EXHIBIT 7

Consolidated Report of Condition of

THE BANK OF NEW YORK

of One Wall Street, New York, N.Y. 10286

And Foreign and Domestic Subsidiaries,

a member of the Federal Reserve System, at the close of business June 30, 2003, published in accordance with a call made by the Federal Reserve Bank of this District pursuant to the provisions of the Federal Reserve Act.

ASSETS		Dollar Amounts In Thousands
Cash and balances due from depository institutions:
Noninterest-bearing balances and currency and coin		$4,257,371
Interest-bearing balances		6,048,782
Securities:
Held-to-maturity securities		373,479
Available-for-sale securities		18,918,169
Federal funds sold in domestic offices		6,689,000
Securities purchased under agreements to resell		5,293,789
Loans and lease financing receivables:
Loans and leases held for sale		616,186
Loans and leases, net of unearned income	38,342,282
LESS: Allowance for loan and lease losses	819,982
Loans and leases, net of unearned income and allowance		37,522,300
Trading Assets		5,741,193
Premises and fixed assets (including capitalized leases)		958,273
Other real estate owned		441
Investments in unconsolidated subsidiaries and associated companies		257,626
Customers’ liability to this bank on acceptances outstanding		159,995
Intangible assets
Goodwill		2,554,921
Other intangible assets		805,938
Other assets		6,285,971

Total assets		$96,483,434

LIABILITIES
Deposits:
In domestic offices		$37,264,787
Noninterest-bearing	15,357,289
Interest-bearing	21,907,498
In foreign offices, Edge and Agreement subsidiaries, and IBFs		28,018,241
Noninterest-bearing	1,026,601
Interest-bearing	26,991,640
Federal funds purchased in domestic offices		739,736
Securities sold under agreements to repurchase		465,594
Trading liabilities		2,456,565
Other borrowed money: (includes mortgage indebtedness and obligations under capitalized leases)		8,994,708
Bank’s liability on acceptances executed and outstanding		163,277
Subordinated notes and debentures		2,400,000
Other liabilities		7,446,726

Total liabilities		$87,949,634

Minority interest in consolidated subsidiaries		519,472
EQUITY CAPITAL
Perpetual preferred stock and related surplus		0
Common stock		1,135,284
Surplus		2,056,273
Retained earnings		4,694,161
Accumulated other comprehensive income		128,610
Other equity capital components		0

Total equity capital		8,014,328

Total liabilities minority interest and equity capital		$96,483,434

I, Thomas J. Mastro, Senior Vice President and Comptroller of the above-named bank do hereby declare that this Report of Condition is true and correct to the best of my knowledge and belief.

Thomas J. Mastro,

Senior Vice President and Comptroller

We, the undersigned directors, attest to the correctness of this statement of resources and liabilities. We declare that it has been examined by us, and to the best of our knowledge and belief has been prepared in conformance with the instructions and is true and correct.

Thomas A. Renyi Gerald L. Hassell Alan R. Griffith	__ | | __|	Directors